UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Digirad Corporation

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DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Digirad Corporation:

You are cordially invited to attend our annual meeting of stockholders on May 5, 2011. We will hold the meeting at 11:00 a.m. Pacific Daylight Time at our principal executive office headquarters at 13950 Stowe Drive, Poway, California.

In connection with the meeting, we have prepared a proxy statement setting out detailed information about our activities and performance in 2010 and information about the matters that will be covered at our annual meeting. We have mailed out this proxy statement along with a proxy card providing voting instructions on March 31, 2011 and also make them electronically available at our corporate website. Directions where to access these materials electronically is found on your proxy card.

For future annual meetings, we encourage all of our shareholders to opt for electronic delivery of materials in order to expedite your receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials. You can sign up for electronic delivery at http://www.amstock.com. Click on “Shareholder Account Access” to enroll. If you are a registered shareholder and are unable to locate your account number, please contact American Stock Transfer & Trust at (800) 937-5449.

Our Board of Directors has fixed the close of business on March 8, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof. Voting on the below matters that will be covered at our annual meeting can be done by (1) telephone via a toll-free number, (2) by internet, (3) by mailing the provided proxy card, or (4) in person at our annual meeting. If you plan to attend the meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification to be admitted to the meeting.

The matters that will be covered at the annual meeting are:

1. Election of the Board of Directors;

2. To ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for fiscal year 2011;

3. Advisory (non-binding) vote approving executive compensation;

4. Advisory (non-binding) vote determining the frequency of advisory votes on executive compensation; and,

5. To transact such other business as may properly come before the meeting.

Your vote is very important, whether or not you plan to attend the meeting, please submit your proxy or voting instructions as soon as possible.

Sincerely,

/S/ R. KING NELSON
R. King Nelson Chairman of the Board

Poway, California

March 31, 2011

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

2011 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

PROXY STATEMENT

The Board of Directors of Digirad Corporation, a Delaware corporation (also referred to in this Proxy Statement as “the Company,” “we,” or “us”), is soliciting proxies from our stockholders in connection with our Annual Meeting of Stockholders to be held on May 5, 2011, and at any and all adjournments thereof. No business can be conducted at the annual meeting unless a majority of all outstanding shares of our common stock entitled to vote as of the Record Date of March 8, 2011 are either present in person or represented by proxy at the meeting. This Proxy Statement and accompanying proxy card was first sent to stockholders on or about March 31, 2011 and can also be accessed at http://drad.client.shareholder.com/. As of the Record Date, March 8, 2011, 19,210,946 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote.

In this Proxy Statement you are being asked to vote on four proposals.

Proposal 1 requests the election of our Board of Directors. Because this election is not a contested election, each director will be elected when the number of votes cast “for” a director exceeds the number of votes cast “against” a director when a quorum is present (a majority of the votes present and cast). Votes that are withheld by brokers in the absence of instructions from the actual stockholder are considered “broker non-votes” and, like abstentions, do not count as votes cast and are not considered when determining the outcome of the election of directors.

Proposal 2 requires an affirmative vote of the majority of the shares present at the meeting, in person or by proxy, to ratify the appointment of our independent registered public accounting firm.

Proposals 3 and 4 are non-binding votes, as provided by law, concerning stockholder advice on executive compensation and the frequency that stockholders should have to provide their advisory opinion. Though it is non-binding, our Board of Directors will review the results of the vote and will take them into account in making a determination about executive compensation and the frequency of such advisory votes.

For the purposes of Proposals 2 and 3, “broker non-votes” are counted as negative votes against the proposal and abstentions are not considered. “Broker non-votes” and abstentions have no effect with respect to Proposal 4.

Shares that reflect “broker non-votes” and abstentions do count as present at the annual meeting for the purposes of determining a quorum. Proxies that are returned without a vote marked will be voted “for” the election of directors and to ratify the appointment of our selected independent registered public accounting firm, but are not counted for Proposals 3 and 4. Even after submission, a proxy may be revoked at any time before voting at the annual meeting by sending written notice to the Corporate Secretary of Digirad at Company headquarters, by executing a subsequent proxy prior to the voting at the annual meeting, or by attending the annual meeting and voting in person.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement, and Proxy card will be borne by the Company. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians, and nominees will forward proxy soliciting materials to their principals. Upon request, we will reimburse such reasonable and direct out-of-pocket mailing expense.

CORPORATE GOVERNANCE AND ETHICS

Composition of the Board of Directors

The current number of directors on our Board of Directors, or Board, is six. Under our bylaws, the number of directors on our Board of Directors will not be less than five nor more than nine and is fixed, and may be increased or decreased, by resolution of the Board.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Corporate Governance Committee considers the appropriate size of our Board of Directors, as well as the qualities and skills of individual candidates. Factors considering include the following:

•	A history illustrating personal and professional integrity and ethics

•	Independence

•	Successful business management experience

•	Public company experience, as officer or board member

•	Experience in the medical device, healthcare, and employee leasing industries

•	Educational background

The Corporate Governance Committee’s goal is to assemble a board of directors that brings the Company a diversity of perspectives and skills derived from the factors considered above. The Corporate Governance Committee also considers candidates with relevant non-business experience and training.

Other than the foregoing background factors that are considered in selecting director candidates, there are no stated minimum qualifications for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of Digirad and our stockholders. The Corporate Governance Committee does believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the NASDAQ Stock Market qualification standards. At this time, the Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to serve as a member of our Board of Directors.

Identification and Evaluation of Nominees for Directors

The Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining new perspectives. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations. The Corporate Governance Committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The Corporate Governance Committee reviews the qualifications, experience and background of the candidates.

Final candidates are interviewed by our independent directors and Chief Executive Officer. In making its determinations, the Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for Digirad and represent our stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to our Board of Directors. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify board candidates. The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. Any recommendations received from stockholders have been and will continue to be evaluated in the same manner as potential nominees suggested by members of our Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary at our corporate headquarters. In order for us to effectively consider a recommendation for a nominee for a director position, stockholders must provide the following information in writing: (i) the stockholder’s name and contact information; (ii) the class and number of shares beneficially owned by the stockholder; (iii) a statement that the stockholder is proposing a candidate for consideration as a director nominee to the Corporate Governance Committee of the our Board of Directors; (iv) the name, age, business address and residence address of the candidate and confirmation that the candidate is willing to be considered and serve as a director of the Company if elected; (v) a description of all arrangements and understandings and the relationship between the stockholder making the recommendation and the candidate being recommended and between the candidate and any customer, supplier, or competitor of the Company; (vi) the principal occupation and educational background of the candidate; (vii) a statement of the value that the candidate would add to our Board of Directors, including addressing the factors that our Board of Directors normally considers in assessing board candidates as stated above; and, (viii) at least three character references with complete contact information. In order to give the Corporate Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s Annual Meeting of Stockholders.

Board Leadership Structure

We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board to facilitate their differing roles in the leadership of the Company. The role of the Chairman is to set the agenda for, and preside over, Board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of the Company, serving as a leader to the management team, and formulating corporate strategy.

R. King Nelson is currently the Chairman of the Board and is considered an independent director. Mr. Nelson holds and has held leadership positions with other medical device companies and brings the Company outside experience and expertise. He also has an educational background in science and business. Mr. Nelson has been named by the Corporate Governance Committee as a nominee for re-election to our Board of Directors at the 2011 Annual Meeting of Stockholders.

Todd P. Clyde is our Chief Executive Officer and a member of our Board of Directors. He has a long history with the Company, having had both financial and operational responsibilities before his appointment as the Chief Executive Officer. He also has held leadership positions outside the healthcare and medical device industry. Accordingly, Mr. Clyde brings both Company-specific expertise, as well as outside industry experience. Mr. Clyde has been named by the Corporate Governance Committee as a nominee for re-election to our Board of Directors at the 2011 Annual Meeting of Stockholders.

Given his long tenure with and status within the Company, our Board of Directors believes Mr. Clyde, in his capacity as Chief Executive Officer, possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company. We also believe his combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, and customers.

In addition, we believe the working relationship between Messrs. Nelson and Clyde, on the one hand, and between Mr. Nelson and the other independent directors, on the other, enhances and facilitates the flow of information between management and our Board of Directors as well as the ability of our independent directors to evaluate and oversee management and its decision-making.

Board Meeting Attendance

Our Board of Directors held six in-person or telephonic Board meetings during 2010. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and of the total number of meetings of committees of our Board of Directors on which he served.

Director Independence

The Board of Directors has determined that each of the director nominees standing for election, except Mr. Clyde are independent directors (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). In determining the independence of our directors, the board of directors considered all transactions in which the Company and any director had any interest, including those discussed under “Certain Relationships and Related Transactions” below.

Director Attendance at Annual Meeting

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. All of our then-serving directors attended our most recent Annual Meeting, held in April of 2010, in person.

Board Self-Assessments

Our Board of Directors conducts annual self-evaluations to determine whether it and its committees are functioning effectively. The directors also conduct self-evaluations. The entire Board reviews the results of the assessments and identifies areas for continued improvement. The directors also develop and communicate to the board and management any proposals for improving Board functions.

Committees of the Board

Our Board of Directors currently has, and appoints members to, three of our standing committees: our Compensation Committee, our Audit Committee and our Corporate Governance Committee. The current members of our committees are identified below:

Committee
Director	Compensation		Audit		Corporate Governance
R. King Nelson	X	(Chair)	X
Kenneth E. Olson			X		X	(Chair)
Steven C. Mendell	X		X
John W. Sayward			X	(Chair)	X

Audit Committee. The Audit Committee consists of Messrs. Sayward, Mendell, Nelson, and Olson, with Mr. Sayward serving as chairman. The Audit Committee held four meetings during 2010. All members of the Audit Committee are independent directors (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). Mr. Sayward qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of this Committee include, among other things:

•	Meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	Meeting with our independent registered public accounting firm and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	Recommending to our Board of Directors the engagement of our independent registered public accounting firm;

•

Reviewing our quarterly and audited consolidated financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and,

•	Reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Compensation Committee. The Compensation Committee currently consists of Messrs. Mendell and Nelson, with Mr. Nelson currently serving as chairman. The Compensation Committee held six meetings during 2010. All members of the Compensation Committee are independent, as determined under the various NASDAQ Stock Market, Securities and Exchange Commission, and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of this Committee include, among other things:

•

Reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices, and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•

Establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further our long-term strategic plan and long-term value; and,

•	Exercising authority under our employee benefit plans.

Corporate Governance Committee. The Corporate Governance Committee members are Messrs. Olson and Sayward, with Mr. Olson serving as chairman. The Corporate Governance Committee held four meetings during 2010. All members of the Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market qualification standards. The Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of this Committee include, among other things:

•	Reviewing and recommending nominees for election as directors;

•	Assessing the performance of the Board of Directors;

•	Developing guidelines for the composition of our Board of Directors;

•	Reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance; and,

•	Oversight of the Company Compliance Officer and compliance with the Code of Business Ethics and Conduct.

The Board’s Role in Risk Oversight

Our Board of Directors, as a whole and also at the committee level, has an active role in managing enterprise risk. The members of our Board of Directors participate in our risk oversight assessment by receiving regular reports from members of senior management and the Company Compliance Officer appointed by our Board of Directors on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Corporate Governance Committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. Members of the management team report directly to our Board of Directors or the appropriate Committee. The directors then use this information to understand, identify, manage, and mitigate risk. Once a committee has considered the reports from management, the chairperson will report on the matter to our full Board of Directors at the next board meeting, or sooner if deemed necessary. This enables our Board of Directors and its Committees to effectively carry out its risk oversight role.

Communications with our Board of Directors

Any stockholder may send correspondence to our Board of Directors c/o Corporate Secretary at Digirad Corporation, 13950 Stowe Drive, Poway, California 92064. Our Corporate Secretary will review all correspondence addressed to our Board of Directors, or any individual director, and forward all such communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication, unless the Corporate Secretary decides the communication is more suitably directed to Company management and forwards the communication to Company management. Our Corporate Secretary will summarize all stockholder correspondence directed to our Board of Directors that, pursuant to the foregoing, is not forwarded to our Board of Directors and will make such correspondence available to our Board of Directors for its review at the request of any member of our Board of Directors.

Code of Business Ethics and Conduct

We have established a Code of Business Ethics and Conduct that applies to all our officers, directors, employees, and contractors (“Ethics Code”). The Ethics Code contains general guidelines for conducting our business consistent with the highest standards of business ethics, compliance with the law, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Day-to-day compliance with the Ethics Code is overseen by the Company Compliance Officer appointed by our Board of Directors. If we make any substantive amendments to the Ethics Code or grant any waiver from a provision of the Code to any director or executive officer, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Documents Available Online

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter and Code of Business Ethics and Conduct are available free of charge on our website at www.digirad.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. Stockholders may also request paper copies of these documents free of charge upon written request to Investor Relations, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Compensation of Directors

Cash Retainer Compensation

Non-employee members of our Board of Directors are paid an annual cash retainer for their service, with additional compensation for being the chairperson of the Board, serving on a committee of the Board, and chairing a committee of the Board. Payments are made quarterly, in advance.

The non-employee annual retainer for fiscal year ending December 31, 2010 was originally set at $36,500 for each non-employee director, with the chairperson of the board receiving an additional cash retainer of $15,000.

Each member of the Audit Committee was to be paid a cash retainer of $4,500. Each member of the Compensation and Corporate Governance Committees were to be paid $4,000.

The chairperson of the Audit Committee was originally to be paid an additional cash retainer of $10,000. The chairpersons of the Compensation and Corporate Governance Committees were to be paid an additional cash retainer of $5,000.

Effective July 1, 2010, the original retainer amounts were reduced at the request of the directors to match the wage decreases imposed on executive management of the Company, including our named executive officers, during the fiscal year. The actual compensation paid to the members of the Board of Directors is indicated in the chart below:

2010 Director Cash Compensation—Actual
Director Annual Retainer (all)	$35,587.50
Chairperson Retainer	$14,625.00
Audit Committee Chairperson	$9,750.00
Compensation Committee Chairperson	$4,875.00
Corporate Governance Committee Chairperson	$4,875.00
Audit Committee Member	$4,387.50
Compensation Committee Member	$3,900.00
Corporate Governance Member	$3,900.00

The cash retainers for 2011 will return to their pre-reduction amounts for 2010, which are the same amounts paid in 2009:

2011 Director Cash Compensation
Director Annual Retainer (all)	$36,500
Chairperson Retainer	$15,000
Audit Committee Chairperson	$10,000
Compensation Committee Chairperson	$5,000
Corporate Governance Committee Chairperson	$5,000
Audit Committee Member	$4,500
Compensation Committee Member	$4,000
Corporate Governance Member	$4,000

The single employee director of the Board, Mr. Clyde, the Company’s Chief Executive Officer, does not receive additional compensation for his service on our Board of Directors.

Restricted Stock Units

Beginning in 2008, each non-employee director was entitled to an annual grant of restricted stock units (RSUs) as determined by dividing $40,000 by the closing price of our common stock as quoted on NASDAQ three days after the release of Company financials after the Annual Meeting of Stockholders, rounded to the nearest whole shares. Consistent with this policy, for fiscal year ending December 31, 2010, each non-employee director received a grant of 18,000 restricted stock units (RSU’s), valued at $39,960 on the date of grant.

The 2010 RSU grants vest ratably over a one-year period, with one-twelfth of such RSUs vesting on the first day of each month following the grant date, as long as the individual remains a director on such dates. Once vested, stock will be issued in settlement of the RSU upon the first to occur of: (i) termination of service, or (ii) the third anniversary of the grant date. This is the same as the grants made to non-employee directors in fiscal year ending December 31, 2009.

The Non-Employee Director Compensation Table on page 33 of this Proxy Statement sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2010.

As part of the non-employee director compensation policy, each new director would receive an initial grant of 25,000 RSU’s. There were no new members of our Board of Directors in fiscal year 2010 and no such grant was made.

Our Executive Officers

The following table sets forth the name and position of each of the persons who were serving as our named executive officers for the fiscal year ended December 31, 2010 including their ages as of March 31, 2011.

Name	Age	Position
Todd P. Clyde	42	President, Chief Executive Officer, and Director
Richard B. Slansky	54	Chief Financial Officer, Corporate Secretary
Randy L. Weatherhead	58	Senior Vice President, Sales and Marketing
Virgil J. Lott	53	Senior Vice President, Operations

Todd P. Clyde has served as a member of our Board of Directors and as our President and Chief Executive Officer since October 2008. Mr. Clyde previously served as a member of our Board of Directors and our President, Chief Executive Officer and Chief Financial Officer from October 2008 through February 2009; as Executive Vice President and Chief Financial Officer from December 2007 through October 2008; and as our Chief Financial Officer and Senior Vice President from January 2006 through December 2007. He joined us in November 2002 as the Chief Financial Officer. From January 2002 to November 2002, Mr. Clyde was Chief Financial Officer at Del Mar Database, Inc., a software company developing products for the mortgage lending industry. From March 2000 to October 2001, Mr. Clyde was Vice President and Controller at Verance Corporation, a digital audio watermark technology company that provides copy management and digital content protection solutions for the film, video, and music industries. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc. which is a manufacturer of customized industrial computing products for the telephony industry. Prior to this, he was a senior auditor at Ernst & Young, LLP, an international public accounting firm. Mr. Clyde received his bachelor’s degree in accounting and his Masters of Accountancy from Brigham Young University in 1994.

Richard B. Slansky joined us in March 2009 as our Chief Financial Officer. Mr. Slansky has served as our Corporate Secretary since March 2011. Prior to joining us, Mr. Slansky held positions as President, Chief Financial Officer, Director, and Corporate Secretary of SpaceDev, Inc., a publicly held space technology and aerospace company. Mr. Slansky joined SpaceDev in February 2003 as Chief Financial Officer and Corporate Secretary. In November 2004, Mr. Slansky was appointed as President and Director of SpaceDev. From July 2002 through February 2003, Mr. Slansky served as interim Chief Executive Officer, interim Chief Financial Officer, and Director for Quick Strike Resources, Inc., an IT training, services, and consulting firm. From May 2000 to July 2002, Mr. Slansky served as Chief Financial Officer, Vice President of Finance, Administration and Operations, and Corporate Secretary for Path 1 Network Technologies Inc., a public company focused on merging broadcast and cable quality video transport with IP networks. Mr. Slansky has also served in senior management positions of several biotechnology and medical device companies. Mr. Slansky has served and continues to serve as a director on boards of various private for-profit and not-for-profit companies. Mr. Slansky earned a bachelor’s degree in economics from the University of Pennsylvania’s Wharton School of Business and a master’s degree in business administration in finance and accounting from the University of Arizona.

Randy L. Weatherhead has served as Senior Vice President, Sales and Marketing since January 2006. He joined Digirad as Vice President of Marketing in August of 2005. Prior to coming to Digirad, he served for nearly eight years as Global Vice President at Siemens Medical Systems Nuclear Medicine, a medical imaging products company, and PET Products, a medical imaging products company. From November 1974 to October 1986, he was Director of Marketing for Technicare, a Johnson and Johnson company, and before that, held senior sales and marketing positions with a number of companies that specialized in medical imaging, including ONI in Wilmington, Massachusetts, Sopha Medical Systems, formerly of Columbia, Maryland, and ADAC Laboratories (now Philips) in Milpitas, California. Mr. Weatherhead received certifications in x-ray technology and nuclear medicine technology from E.W. Sparrow Hospital in Lansing, Michigan and from Duke University Medical Center in Durham, North Carolina, respectively.

Virgil J. Lott became our Senior Vice President of Operations in October of 2009. His prior positions at Digirad included Vice President of Customer Service and Operations from June 2006 to October 2009 as well as Director of Customer Service from February 2006 to June 2006. Mr. Lott has been in medical imaging field service for over 25 years, both as a field service engineer and in various field service management positions. Prior to coming to Digirad, he was the Vice President of Field Service at BC Technical, a multi-vendor service company, from April 2005 to February 2006. He also held several management positions at Philips Medical Systems and ADAC Laboratories from 1983 to May 2005 including, Region Service Manager, Director of PET Customer Service, and National Installations Manager. Mr. Lott received training in electronics from the US Army and Electronic Design Engineering Technology from Capitol Radio Engineering Institute. He also holds a Bachelor of Science in business administration from California Coast University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 31, 2011 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Percentage of beneficial ownership is calculated based on 19,210,946 shares of common stock outstanding as of January 31, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of January 31, 2011. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Thomson Horstmann & Bryant (1) 501 Merritt 7 Norwalk, CT 06851	2,033,797	10.59%
Heartland Advisors, Inc. (2) 789 North Water Street Milwaukee, WI 53202	1,800,000	9.37%

Named Executive Officers and Directors:
Todd P. Clyde (3)	503,590	2.62%
Richard B. Slansky (4)	128,842	*
Randy L. Weatherhead (5)	204,294	1.06%
Virgil J. Lott (6)	87,326	*
R. King Nelson (7)	97,234	*
Gerhard F. Burbach (8)	314,760	1.64%
Kenneth E. Olson (9)	194,588	1.01%
John W. Sayward (10)	89,520	*
Steven C. Mendell (11)	40,000	*

All Executive Officers and Directors as a group (9 persons)	1,660,154	8.64%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock as of January 31, 2011.
(1)	The foregoing information is based solely on information contained in an amended Schedule 13G filed with the SEC by the foregoing entity, an investment adviser registered with the SEC, on February 9, 2011.
(2)	The foregoing information is based solely on information contained in an amended Schedule 13G filed with the SEC by the foregoing entity jointly by Heartland Advisors, Inc., an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., on February 10, 2011. Mr. Nasgovitz specifically disclaims beneficial ownership of the shares.
(3)	Includes (a) 484,585 shares subject to options exercisable within 60 days of January 31, 2011; and (b) 19,005 shares held by Mr. Clyde.

(4)	Includes (a) 119,261 shares subject to options exercisable within 60 days of January 31, 2011; and (b) 9,581 shares held by Mr. Slansky.
(5)	Includes (a) 197,203 shares subject to options exercisable within 60 days of January 31, 2011; and (b) 7,091 shares held by Mr. Weatherhead.
(6)	Includes (a) 76,674 shares subject to options exercisable within 60 days of January 31, 2011; and (b) 10,652 shares held by Mr. Lott.
(7)	Includes (a) 41,507 shares subject to options exercisable within 60 days of January 31, 2011; (b) 54,760 restricted stock units that will be vested within 60 days of January 31, 2011; and (c) 967 shares held by Mr. Nelson.
(8)	Includes (a) 260,000 shares subject to options exercisable within 60 days of January 31, 2011; and (b) 54,760 restricted stock units that will be vested within 60 days of January 31, 2011.
(9)	Includes (a) 90,750 shares subject to options exercisable within 60 days of January 31, 2011; (b) 54,760 restricted stock units that will be vested within 60 days of January 31, 2011; (c) 43,492 shares held by the Kenneth E. Olson Trust dated March 16, 1989; and (d) 5,586 shares held by Linda Olson, Mr. Olson’s wife.
(10)	Includes (a) 69,520 restricted stock units that will be vested within 60 days of January 31, 2011; and (b) 20,000 shares held by Mr. Sayward.
(11)	Represents 40,000 restricted stock units that will be vested within 60 days of January 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock, or the Reporting Persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members. Directors serve until a successor is duly elected and qualified, generally a one-year term, unless resignation, removal, or death results in a shorter term. A director appointed to fill a vacancy holds the position until the next election by our stockholders. Directors are elected by a plurality of the stockholders entitled to vote who are present and voting at the Annual Meeting of Stockholders, in person or represented by proxy, when there is a quorum. Votes that are withheld by brokers in the absence of instructions from the actual stockholder are considered “broker non-votes” and do not count as votes cast and are not considered when determining the outcome of the election of directors.

Our Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Corporate Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. Our Board of Directors also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or Chief Financial Officer) and educational experience. The Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Corporate Governance Committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for our Board of Directors, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Upon the recommendation of the Corporate Governance Committee, our Board of Directors has nominated each of the six persons to be re-elected to serve as directors for a one-year term expiring at the Annual Meeting of Stockholders in 2012. Each of the nominees for election currently serves on our Board of Directors, has consented to serve for a new term and was elected by our stockholders to his present term of office.

Nominees for Election to the Board of Directors

Table 1-A

Name	Position
R. King Nelson	Chairman of the Board
Todd. P. Clyde	Director, President and Chief Executive Officer
Gerhard F. Burbach	Director
Steven C. Mendell	Director
Kenneth E. Olson	Director
John W. Sayward.	Director

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our Board of Directors, unless our Board of Directors reduces the number of directors by resolution as provided in our bylaws. As of the date of this proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Information about Nominees & Other Directors

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date. There are no relationships among any of our directors or among any of our directors and executive officers.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Digirad and our Board of Directors. Finally, we value their significant experience on other public company boards of directors and board committees.

R. King Nelson	Age: 54	Director since 2004 and 2000-2002
President and Chief Executive Officer, Uptake Medical
Chairman of the Board since 2008

Mr. Nelson has served as the President and Chief Executive Officer of Uptake Medical, a medical device company focused on the improvement of pulmonary function, since 2007. From 2005 through 2007 he served as the President and Chief Executive Officer of Kerberos Proximal Solutions, Inc., a developer of medical devices used for the treatment of vascular disease. From 1999 through 2003, he served as the President and Chief Executive Officer of VenPro Corporation, a medical device company that develops bioprosthetic implants for venous vascular and cardiovascular medicine. Mr. Nelson joined Baxter Healthcare Corporation in 1980 and through 1998 held a number of leadership positions in clinical diagnostics, cardiovascular medicine, hospital services and distribution businesses. Mr. Nelson received his bachelor’s degree from Texas Tech University in 1979 and his master of business administration degree in international business from the University of Miami in 1989.

Committees: Audit; Compensation, Chairman

We believe Mr. Nelson’s qualifications to sit on our Board of Directors include his extensive knowledge of the medical device, hospital services and distribution industries. He has over 30 years of experience in leadership positions of early stage technology driven medical device companies, as well as vast experiences with Baxter Healthcare, including numerous roles and business segments of the global healthcare industry, all of which allows for strategic and operational insight for Digirad. Our Board of Directors also believes that Mr. Nelson’s leadership ability and commitment to excellence make him well-suited to serve as Chairman of our Board of Directors.

Todd P. Clyde	Age: 42	Director since 2008
President & Chief Executive Officer, Digirad Corporation

Mr. Clyde joined Digirad in 2002 as the Chief Financial Officer and his leadership role has continually expanded from serving as our Chief Financial Officer to being responsible for operations of our Product division. He was appointed President and Chief Executive Officer and a director in October 2008. Prior to joining Digirad, Mr. Clyde was the Chief Financial Officer of Del Mar Database, Inc in 2002. From March 2000 to October 2001, Mr. Clyde was Vice President and Controller at Verance Corporation. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc. Mr. Clyde was a senior auditor at Ernst & Young, LLP. Mr. Clyde received his bachelor’s degree in accounting and his masters of accountancy from Brigham Young University in 1994.

As our Chief Executive Officer, Mr. Clyde is the only officer of Digirad to sit on our Board, consistent with our past practice. We believe that Mr. Clyde’s qualifications to sit on our Board of Directors include his deep knowledge and understanding of our operations and its lines of business. Mr. Clyde has demonstrated his leadership abilities and his commitment to us since he was elected President and Chief Executive Officer and a director in 2008 and prior to that time through his service as Chief Financial Officer.

Gerhard F. Burbach	Age: 49	Director since 2004
President and Chief Executive Officer, Thoratec Corporation

Mr. Burbach has served as the President and Chief Executive Officer of Thoratec Corporation, a manufacturer of medical devices used by patients with congestive heart failure, since 2006. From 2005 through 2006, Mr. Burbach served as our President and Chief Executive Officer. From 2003 to 2005, he served as the President and Chief Executive Officer of Bacchus Vascular, Inc., a developer of catheter-based medical devices. From January 2001 to July 2003, he held the position of Chief Executive Officer of Philips Nuclear Medicine, a division of Phillips Electronics, and before its acquisition by Philips, worked for four years for ADAC Laboratories, most recently as President. Mr. Burbach received a bachelor’s degree in industrial engineering from Stanford University in 1984 and a master’s degree in business administration from Harvard Business School in 1990.

We believe Mr. Burbach possesses a wide range of qualifications to sit on our Board of Directors, including, his fourteen years of general management experience in the medical technology industry, seven of which he spent running the Nuclear Imaging business at ADAC Laboratories and Philips Electronics, and six years at McKinsey & Company addressing strategic business issues with primary focus on healthcare technologies and services, his tenure as our former Chief Executive Officer managing our daily operations; and his current position as Chief Executive Officer of a publicly traded cardiovascular device company.

Steven C. Mendell	Age: 69	Director since 2009
Retired President and Chief Executive Officer, LMA North America, Inc.

From 1999 to 2007, Mr. Mendell served as President and Chief Executive Officer and member of the Board of Directors for LMA North America, Inc., a global leader in the manufacture and distribution of medical anesthesia devices. Prior to LMA, he was President and Chief Executive Officer of Prizm Pharmaceuticals. He has been a member of the Board of Directors of Gensia Inc., a biotechnology company that merged with SICOR Inc to become Gensia SICOR. He has represented the biotechnology industry on the NASDAQ Corporate Advisory Board and is a former Inc. Magazine Entrepreneur of the Year. Mr. Mendell was associated with Becton Dickinson Corporation for fourteen years and served as President of the Becton Dickinson Microbiology Division, where he led the acquisition of Johnston Laboratories/BACTEC, a world leader in automated clinical instrumentation. He was also General Manager of Becton Dickinson Germany and Director of Marketing for Becton Dickinson Europe. Mr. Mendell received a bachelor’s degree from University of California, Santa Barbara and a graduate degree in international management from The Thunderbird School of International Management in Glendale, Arizona.

Committees: Compensation; Audit

We believe that Mr. Mendell’s qualifications to serve on our Board of Directors include his executive management experience in the medical device and biotechnology industries and his service on the NASDAQ Corporate Advisory Board as they enable him to provide Digirad with valuable insight into the future of the medical device field.

Kenneth E. Olson	Age: 74	Director since 1996
Director and Former Audit Committee Chairman, Digirad Corporation

Mr. Olson is a long-standing member of our Board of Directors and has a deep knowledge of Digirad and the industry in which we compete. Mr. Olson also has had a long career as an executive officer and director at a number of other companies. From 1984 to 1998 he served as Chairman of the Board at Proxima Corporation, a digital imaging systems supplier. At Proxima, he also served as Chief Executive Officer from December 1990 to February 1996 and from March 1997 to June 1998. From 1971 to 1987, he was Chairman of the Board and Chief Executive Officer of Topaz, Inc., a designer and manufacturer of computer peripherals. From 2008 to 2009, Mr. Olson served as a director of Neonode, Inc., a company developing touch-screen technologies. He also served as a director of WD-40 Company, a specialty chemicals company, from 2000 to December 2008. He received his master of business administration degree from Pepperdine University in 1974.

Committees: Corporate Governance, Chairman; Audit

We believe that Mr. Olson is qualified to serve as a director on our Board of Directors due to his extensive experience as an officer and director of several successful public companies. Mr. Olson also teaches courses in Corporate Governance and Corporate Finance at the University of California, San Diego and brings us considerable expertise in imaging technologies; electronic hardware design, manufacturing, and marketing; finance; management information systems; mergers and acquisitions “M&A”; and understanding of Wall Street investors.

John W. Sayward	Age: 59	Director since 2008
Retired Partner, Nippon Heart Hospital LLC

From 2005 to 2007, Mr. Sayward was a partner at Nippon Heart Hospital LLC, a company that built and managed cardiovascular care hospitals in Japan. From 2002 to 2005, Mr. Sayward was the Executive Vice President and Chief Financial Officer of LMA North America Inc., a global leader in the manufacture and distribution of medical anesthesia devices. From 1996 to 2001, Mr. Sayward served as the Executive Vice President of Finance, Chief Financial Officer and Treasurer at SICOR Inc., and was elected to its Board of Directors in 1998. Mr. Sayward received a bachelor’s degree in history from Northwestern University in 1973 and a Master of Management from the Kellogg School of Management at Northwestern University in 1975.

Committees: Audit, Chairman; Corporate Governance

We believe that Mr. Sayward is qualified to serve on our Board of Directors and as the Board’s financial expert and Audit Committee Chairman due to the depth and breadth of his finance experience and leadership skills.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of our Board of Directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of our Board of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of our Board of Directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of our Board of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of our Board of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares on stockholder proposals. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting of Stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Digirad Corporation’s audited consolidated financial statements for the year ended December 31, 2010.

The purpose of the Audit Committee is to assist the Board in its general oversight of Digirad’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.digirad.com. The Audit Committee is comprised solely of independent directors as defined by Rule 5605(a)(2) of the NASDAQ listing standards.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, Digirad’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining effective internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

Beginning in fiscal 2005 and continuing through fiscal 2010 (the sixth year of certification), management has implemented a process of documenting, testing and evaluating our internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance. In connection with this oversight, the Audit Committee receives periodic updates provided by management at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. The Audit Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, and the results of their quarterly reviews and the annual audit. At the conclusion of the process, management provides the Audit Committee with a report on the effectiveness of its internal control over financial reporting which is reviewed and commented upon by the Audit Committee. The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its consolidated financial statements for the fiscal year ended December 31, 2010 filed with the SEC on March 9, 2011. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on four occasions in 2010. The Committee met privately in executive session with Ernst & Young LLP as part of each regular meeting and held private meetings with the Chief Financial Officer and other officers of Digirad.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee has discussed with Ernst & Young LLP its firm’s independence from Company management and the Company, including the matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Digirad’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Digirad’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval of services for up to a year, which may be related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2010 and 2009.

March 31, 2011	AUDIT COMMITTEE

John Sayward, Chairman
Steve Mendell
R. King Nelson
Kenneth E. Olson

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by Digirad under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Digirad specifically incorporates the Report of the Audit Committee by reference therein.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of our independent auditing accounting firm. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm and has further directed that management submit the selection of independent registered public accounting firm to the stockholders for ratification by the stockholders at the Annual Meeting of Stockholders. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 1996.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select our independent auditing firm, we believe such ratification to be a good corporate practice. Accordingly, our stockholders are requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent auditing firm to conduct the annual audit of our consolidated financial statements for fiscal year 2010. If our stockholders do not ratify the selection, the Audit Committee will reconsider the selection of, but may still retain, Ernst & Young LLP. The Audit Committee believes that ratification is advisable and in the best interests of Digirad and our stockholders. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young’s scope of engagement, pricing and work quality, among other factors, and may in its discretion, direct the appointment of a different independent auditing firm if it determines that such a change would be in the best interests of Digirad and the Company’s stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders, and the stockholders will have an opportunity to make a statement if they so desire and will be available to respond to questions.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting of Stockholders will be required to ratify the selection of Ernst & Young LLP.

Principal Accounting Fees

In connection with the audit of the 2010 consolidated financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP has performed audit and related professional services for us.

The following table sets forth the aggregate accounting fees paid by us for the past two fiscal years ended December 31, 2010 and 2009. The below fees were paid to the firm Ernst & Young LLP; no other accounting firm was retained to perform the identified accounting work for us. All non-audit related services in the table were pre-approved and/or ratified by the Audit Committee of our Board of Directors.

Table 2-A

	For the years ended December 31
Type of Fee	2010	2009
	(in thousands)
Audit Fees	$324.7	$386.6
Audit-Related Fees	—	25.5
Tax Fees	106.3	145.7
All Other Fees	2.0	2.0

Totals	$433.0	$559.8

Audit Fee Table 2-A—Types of Fees Explanation

Audit Fees. Audit fees were incurred for accounting services rendered for the audit of our annual consolidated financial statements and reviews of quarterly consolidated financial statements.

Audit-Related Fees. These fees were billed for professional services not included in the Audit Fees category and include professional services related to entering into asset purchase agreements, restructuring, option exchange and other advisory services.

Tax Fees. These fees were billed to us for professional services relating to tax compliance, tax advice and tax planning.

All Other Fees. These fees relate to a license fee to access an online database for technical accounting research.

Audit Committee Pre-Approval of Services by Independent Registered Public Accounting Firm

The Audit Committee is granted the authority and responsibility under its charter to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm, including specific approval of internal control and tax-related services. In exercising this responsibility, the Audit Committee considers whether the provision of each professional accounting service is compatible with maintaining the audit firm’s independence. The committee has delegated this pre-approval authority to the Chairperson of the Audit Committee with ratification by the full Audit Committee at its next scheduled meeting.

Pre-approvals are detailed as to the category and/or professional service and when appropriate are subject to budgetary limits. Company management and the independent registered public accounting firm periodically report to the Audit Committee regarding the scope and fees for professional services provided under the pre-approval.

With respect to the professional services rendered in Table 2-A, the Audit Committee had determined that the rendering of all non-audit services by Ernst & Young, LLP was compatible with maintaining the auditor’s independence and had pre-approved all such services.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

Our executive compensation plan’s objectives are to attract and retain highly competent executives and to compensate them based upon a pay-for-performance philosophy. With the intent to increase short-term and long-term stockholder value, we have designed our executive compensation plan to reward:

•

Company performance as measured by specific financial goals. For our 2009 and 2010 executive bonus plans, we chose defined minimum operating profit and cash flow targets as thresholds for granting bonus payments; and,

•

in certain cases, individual performance, as measured against personal goals and objectives that contained quantitative components wherever possible; such personal goals depended on the position occupied by our executive officers and included achieving technological advances and broadening of our products and services offerings. In connection with our 2009 and 2010 executive bonus plans, we emphasized the achievement of corporate financial goals to incentivize our team to reach them.

We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our executive compensation plan is designed to encourage success of our executives as a team, rather than only as individual contributors, by attaining overall corporate goals. In setting those goals, we consider our historic performance, the current and anticipated economic conditions in our market place and industry, and the performance of our competitors.

Role and Authority of Compensation Committee

The Compensation Committee currently consists of Messrs. Mendell and Nelson. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by the NASDAQ Global Market.

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of our executive compensation program and continually assesses the effectiveness and competitiveness of our program. The Compensation Committee also periodically reviews director compensation.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is available under the Investors section of our website at www.digirad.com. The charter permits the Compensation Committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities. The Compensation Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Compensation Committee.

The Role of our Executives in Setting Compensation

The Compensation Committee meets with our President and Chief Executive Officer, Mr. Clyde, and/or other executives at least once per year to obtain recommendations with respect to Company compensation programs, practices, and packages for executives, directors and other employees. Management makes recommendations to the Compensation Committee on the base salary, bonus targets, and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Clyde attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Clyde’s compensation package with him, but makes decisions with respect to his compensation outside of his presence. The Compensation Committee has delegated to a committee consisting of certain members of management the authority to grant awards of stock options, in accordance with specific guidelines and from an authorized option pool, to persons who are not (a) “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, or the Code, (b) individuals with respect to whom we wish to comply with Section 162(m) of the Code, or (c) executive officers. The Compensation Committee also has authorized Mr. Clyde to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers.

Role of Stockholder Input in Setting Compensation

Pursuant to Section 14A of the Exchange Act, this year we will begin soliciting stockholders for advisory approval of the compensation given to our executive officers. While this vote will be advisory, and not binding on our Company, management will actively consider investor opinion regarding our executive compensation practices and policies for the remainder of 2011 and beyond. Further, the Company will solicit input from stockholders at our 2011 Annual Meeting of Stockholders regarding the frequency of these advisory votes. Please see pages 37-38 of this Proxy Statement for more information.

Elements of Executive Compensation, Why We Chose to Pay Each of the Executive Compensation Elements, and How We Determine the Amount of Each Element

Our executive compensation consists of the following elements:

•	Base salary;

•	Annual Incentive Bonus;

•	Long-Term Incentives; and,

•	Retirement benefits under a 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparably-sized companies in order to attract and retain our executives and provide them with a level of predictable base compensation.

From 2007 to 2010, the Compensation Committee retained Remedy Compensation Consulting (“Remedy”), a compensation consultant specializing in the life sciences and based in San Diego, California, where our corporate headquarters are based. The objectives of the engagement of Remedy was to achieve the following: (i) to assure that executive compensation is in accordance with our stated compensation philosophy; (ii) to ensure that all elements of executive compensation are positioned competitively; and, (iii) to design or refine plans and payout mechanisms in support of plan objectives.

In 2009, Remedy provided updated peer review information by surveying approximately twenty-four peer companies in either the healthcare equipment and supplies industry or the healthcare provider and servicer industry. These companies were selected based on the number of employees employed, revenues, and market cap. Information regarding the peer companies that were utilized is detailed in the chart below. The data used came from peer company proxy data, Radford Biotechnology Compensation Survey and the Top Five MEDIC Executive Compensation Survey. This list of peer companies is listed in the table below.

Company	Revenues ($MM)	LFY # of Employees	Market Cap ($MM)
Alphatec Holdings Inc	$101.3	290	$242.7
American Medical Alert Corp	$38.6	528	$55.4
Angiodynamics Inc	$195.1	715	$337.9
Biolase Technology Inc	$64.6	146	$54.6
Cambridge Heart, Inc	$4.2	44	$5.2
Cutera Inc	$83.4	244	$119.7
Del Global Technologies Corp	$108.3	310	$11.4
Genoptix, Inc	$116.2	354	$496.1
Iris International Inc	$95.5	318	$193.3
Kensey Nash Corp	$79.8	302	$295.6
Medtox Scientific Inc	$85.8	582	$77.3
Micrus Endovascular Corp	$78.2	333	$203.3
Natus Medical Inc	$161.8	500	$430.7
Osteotech Inc	$103.8	331	$81.0
Quidel Corp	$128.1	322	$493.6
Theragenics Corp	$67.4	511	$45.2
Vital Images Inc	$68.1	280	$182.5
Volcano Corporation	$171.5	883	$807.2

When determining the base salary component of executive compensation, the Compensation Committee considered the achievements of the executives in 2009 based on actual financial performance of the business and achievement of the goals set by the Board for the individual executive, the fiscal 2010 budget and financial performance expectations, the 2009 peer benchmark data, and the totality of all compensation components. After due consideration, the Compensation Committee set compensation as reflected in the Summary Compensation Table on page 28.

At the beginning of 2010, the Compensation Committee increased Mr. Slansky’s base salary by $10,000 from $245,000, which was his salary at hire in 2009, to $255,000.

In January 2010, Ronald Ramsey, Vice President of Sales for our Product division, left Digirad. Randy Weatherhead’s responsibilities were increased to include managing and leading the Product sales efforts. Mr. Weatherhead continues to oversee marketing efforts for our business as a whole. His new responsibilities prompted a compensation package adjustment with more weight toward variable compensation, as noted in the 2010 executive bonus section of this Proxy Statement. As a result, his base salary was decreased and his variable compensation was increased. Mr. Weatherhead’s adjusted base salary of $200,000 was effective in January 2010.

Mr. Clyde’s compensation for 2010 is more specifically discussed in the section entitled “How and Why CEO Compensation Has Differed from the Compensation of Other Executive Officers” on page 25.

Mr. Lott’s compensation did not change from 2009 to 2010.

The Compensation Committee reconsidered executive compensation in the second quarter of 2010 in light of unanticipated challenges facing the industry and revised financial performance expectations. As a result, on June 1, 2010, the Company entered into agreements with its named executive officers providing for a 5% reduction to their annual base salaries. Effective January 1, 2011, these base salaries were restored to the original 2010 levels without increase as follows:

	Reduced Base Salary	2011 Base Salary
Todd P. Clyde, President and Chief Executive Officer	$318,250	$335,000
Richard B. Slansky, Chief Financial Officer	$242,250	$255,000
Virgil J. Lott, Senior Vice President of Operations	$209,000	$220,000
Randy L. Weatherhead Senior Vice President, Sales and Marketing	$190,000	$200,000

Annual Incentive Bonus. Payments under our executive bonus plan are based on achieving clearly defined, but short term goals. We believe that such bonuses provide incentive to achieve goals that we align with our stockholders’ interests by measuring the achievement of goals whenever possible in terms of revenue and income or other financial objectives. In setting bonus levels, we review our annual business plan and financial performance objectives. After estimating the likely financial results of the business plan as submitted by management and approved by the Board of Directors, we set financial threshold goals based on those estimated results in terms of revenue, income or other financial measurements, and we allocate a percentage of these potential incremental improvements to executive bonuses. We set the minimum performance thresholds that must be reached before any bonus will be paid at levels that will take significant effort and skill to achieve. An executive officer’s failure to meet some or all of these personal goals can affect the bonus amount. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

Our bonus plans were uncapped for both 2008 and 2009, meaning that if our financial performance in such year exceeded expectations, bonus amounts would increase, however, our bonus plan for fiscal year 2010 was capped at 200%. We also consider benchmarking information in setting bonus levels. For those years our threshold bonus targets ranged below the median bonus amounts calculated based on the benchmarking data we obtained from Remedy Compensation Consulting.

Fiscal Year 2008. In February 2008, we adopted an executive bonus program for fiscal 2008. Under the terms of the 2008 executive bonus plan, 50% of the executive’s bonus was based on achieving revenue targets and 50% was based on achieving net income targets. Net income bonuses were payable if our net income, excluding stock-based compensation expense, was greater than or equal to $1.85 million. Revenue bonuses were payable if we had positive net income and our revenue was greater than or equal to $85.4 million. Lesser individual bonus award amounts were payable at increments of 95% and 98% of the revenue and net income goals, as revenue and net income was met at each such level. Bonuses were payable for fiscal 2008 at the beginning of fiscal 2009, following the completion of the audit for such year; however, no bonuses were earned under our executive bonus program for fiscal 2008.

Fiscal Year 2009. On January 16, 2009, the Compensation Committee adopted the Digirad Executive Incentive Plan for the 2009 fiscal year (the “2009 Bonus Plan”). Under the terms of the 2009 Bonus Plan, we created a bonus pool payable to our named executives upon our achievement of certain operating profit and cash flow goals. The payment of the bonuses was weighted 60% towards operating profit goals and 40% towards cash flow goals. Bonuses were payable at 100% or more if our operating profit was greater than or equal to $1.0 million for fiscal 2009. Bonuses were also payable at 100% or more if our cash flow was greater than or equal to $2.25 million for fiscal 2009. Lesser individual bonus awards were payable starting at a 20% bonus level if we had $400,000 operating profit or $1.65 million cash flow, with bonus levels increasing as operating profit or cash flows increase by increments of $100,000. Fifty percent of each bonus payment was paid out to each executive on a quarterly basis, and 50% of such bonus payments and any overachievement amounts were paid at the end of the fiscal year as our operating profit and cash flow goals were met following the audit of our financial statements for the 2009 fiscal year, but in no case later than February 28, 2010.

Mr. Weatherhead was also eligible for bonus payments in the amount of $17,100 if DIS revenue was greater than or equal to $39.0 million, and $9,900 if our camera sales margin was equal or greater than $5.8 million. If Mr. Weatherhead achieved certain lead generation goals determined by the Chief Executive Officer, he was eligible for bonuses in the amounts of $17,100 for DIS lead generation and $9,900 for camera lead generation. The bonuses payable for DIS revenue, camera sales margin and lead generation goals were payable quarterly but adjusted for year end results. Eligible bonuses associated with DIS revenue, camera sales margin and lead generation goals included accelerators for any amounts achieved above target and would have been paid at a lesser level for amounts achieved below target. Mr. Weatherhead earned $73,658 under his bonus plan for fiscal 2009 and a total of $268,333 was earned by executives under the bonus plan for fiscal 2009.

Fiscal Year 2010. In February 2010, we adopted an executive bonus program for fiscal 2010. Under the terms of the 2010 executive bonus plan for our named executive officers, other than Mr. Weatherhead, 50% of the executive’s bonus was based on achieving consolidated operating profit targets and 50% was based on achieving cash flow targets. Operating profit bonuses were payable if our consolidated operating profit exceeded certain predefined levels with 100% of the potential bonus paid if the operating profit was equal to $200,000. An over-performance bonus was possible for amounts over the $200,000 operating profit target up to 200% of the bonus potential. Cash flow bonuses were payable if we had positive cash flow, which exceeded certain predefined levels with 100% of the potential bonus paid if the cash flow was equal to $2.3 million. An over-performance bonus was also possible for amounts over the $2.3 million cash flow up to 200% of the bonus potential. Mr. Weatherhead’s bonus plan consisted of: 15% based on achieving the financial operating profit and cash flow goals listed above and 85% was commission-oriented, based on our camera sales margin. The eligible bonus amounts and the bonuses paid under the 2010 Bonus Plan were as follows:

Name and Principal Position	Target Amount	Actual Payout
Todd P. Clyde, President and Chief Executive Officer	$201,000	$12,563
Richard B. Slansky, Chief Financial Officer	$102,000	$6,375
Virgil J. Lott, Senior Vice President, Operations	$88,000	$5,500
Randy L. Weatherhead Senior Vice President, Sales and Marketing	$130,000	$32,841

Fiscal 2011. Effective January 1, 2011, we adopted a bonus program for our named executive officers based on a percentage of base salary and payable based on the following payment targets:

	Cash Target	Target % of Salary
Todd P. Clyde, President and Chief Executive Officer	$201,000	60%
Richard B. Slansky, Chief Financial Officer	$102,000	40%
Virgil J. Lott, Senior Vice President of Operations	$88,000	40%
Randy L. Weatherhead Senior Vice President, Sales and Marketing	$130,000	65%

Bonuses for each of the named executive officers, except Mr. Weatherhead, will be based 25% on the achievement of 2011 product gross margin objectives, 25% on the achievement of 2011 DIS operating profit objectives, and 25% on the achievement of 2011 DIS free cash flow objectives, as established by the Compensation Committee. The remaining 25% of these bonus targets will be based on the achievement of strategic objectives to be established by the Board. For Mr. Weatherhead, 70% of his bonus will be based on the achievement of 2011 product gross margin objectives and 30% on the achievement of 2011 product operating profit objectives, as established by the Compensation Committee. In addition, the Board has authority under the 2011 Bonus Plan to adjust the percentages attributable to the objectives listed above for each of the named executive officers. Mr. Weatherhead’s bonus payments may be increased by 120% to 140% of his target based on the number of ergo cameras sold during 2011. All bonuses payable to each named executive officer under the 2011 Bonus Plan are capped at a maximum 200% of each such named executive officer’s applicable payment target.

The actual bonuses payable (if any) for the achievement of such objectives will be determined by the Compensation Committee, and will be payable upon the completion of the financial audit of the consolidated financial statements, but no later than March 15, 2012 subject to the named executive officer’s employment through the date of payment.

Long-Term Incentives. We grant both stock options and RSUs to our executives and directors as part of our primary long term equity incentive vehicle under our executive compensation package program to directly link their interests to those of our stockholders. We grant stock options to our executives because they will only produce value to executives if the price of our stock appreciates, and we grant RSUs to our executive and directors because the value associated with such awards is directly related to our performance and stock price. We believe that our executive compensation program must include long-term incentives such as stock options and RSUs if we wish to hire and retain high-level executive talent. We also believe that stock options and RSUs help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of both stock options and RSUs encourages executive retention and the preservation of stockholder value. We base the number of stock options and RSUs granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders. Stock options generally vest over a four-year period, on a monthly basis, and each stock option is exercisable over a seven to ten-year period following its grant, unless the executive’s employment terminates prior to such date. The number of stock options granted is also dependent on the number of options available in the option pool, the number of stock options already granted and vested to each individual executive and, benchmarking information concerning the stock option granting practices of comparable companies. RSUs generally vest over a three-year period, on a quarterly basis and settle at the end of the vesting period for directors and quarterly for executives, unless their service is terminated earlier. We have not adopted stock ownership guidelines.

401(k) and Other Benefits. During 2010, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2010, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. During 2010, under the 401(k) Plan, all employees were eligible to receive matching contributions from Digirad of 25% of employee contributions up to a maximum of $1,000 per employee, per year, subject to vesting provisions. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees. The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of these benefit programs generally enhances employee productivity and retention.

How and Why CEO Compensation Has Differed from the Compensation of Other Executive Officers

Todd P. Clyde became our Chief Executive Officer and President effective October 20, 2008. Mr. Clyde’s initial base salary for 2008 was $270,000 and increased to $300,000, effective October 20, 2008, in connection with Mr. Clyde’s promotion from Executive Vice President and Chief Financial Officer to President and Chief Executive Officer. Effective January 9, 2010, the Board of Directors approved a merit increase for Mr. Clyde bringing his current salary to $335,000. On June 3, 2010, Mr. Clyde’s annual compensation was reduced by 5% to $318,250 in a company-wide cost-cutting initiative. This 5% cut expired on December 31, 2010, and Mr. Clyde’s compensation for 2011 has not been increased and remains $335,000, as originally set in 2010.

Mr. Clyde participated in the 2009 and 2010 executive bonus plans established by the Board of Directors and will participate in the 2011 executive bonus plan established by the Board of Directors. The criteria for his participation in the 2009 and 2010 executive bonus plans did not differ materially from those of the other executives, and will not differ materially from those of the other executives for 2011, except for Mr. Weatherhead, whose bonus plan is based on his achieving certain sales targets in his role as head of Product sales.

Like other employees of Digirad, Mr. Clyde participated in our 401(k) Plan in 2010 and received matching benefits of $1,000. Mr. Clyde was granted a stock option award of 40,000 shares in 2010. Mr. Clyde was also granted 150,000 RSUs in 2010, which was a larger amount than the other named executives.

We have entered into an employment contract with our President and Chief Executive Officer, Todd P. Clyde; in all other respects, we base the total compensation of our Chief Executive Officer largely upon policies and criteria similar to those used for our other executive officers. The terms of Mr. Clyde’s employment agreement are set forth in the Section entitled, “Potential Payments Upon Termination or Change of Control,” below.

How We Determine When to Grant Stock Options

Stock option grants are generally awarded to our executive officers and eligible employees (i) at the time of hire, (ii) upon promotion, and (iii) as part of the long-term incentive program.

Executive Officer Grant Process. For newly hired executive officers, upon their promotion and in connection with their annual executive compensation package, the Compensation Committee generally approves stock option and RSU grants at its regularly scheduled meetings. The grants are effective, and vesting commences on the day the grant is made, and the exercise price of each grant is the closing price of our stock as of the date of the grant. On occasion, the Compensation Committee may determine to grant the stock options and/or RSUs for newly hired executive officers by unanimous written consent prior to the executive’s hire date; in that case, the effective date of the grant and the vesting date are the executive’s first day of employment, and the price of the options is the closing price of our stock as of that date. If stock options are granted by means of unanimous written consent other than for new hires, the stock options are granted and priced at the closing price of our stock, and begin vesting, on the date when the last consent is received by us.

In each case described above, if the date on which the grant would otherwise be effective falls on a day when the markets are closed, the grant date and the vesting commencement date become the next business day when the markets are open, and the price of our stock at the close of business on that day becomes the option price.

The Compensation Committee has not granted nor does it intend in the future to grant equity awards to our executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Non-Executive Employee Grant Process. For stock option grants to non-executive employees, the Board of Directors has created and authorized an Option Grant Committee composed of the Chief Executive Officer and the Chief Financial Officer. The Option Grant Committee grants stock options and RSUs to non-executive employees in connection with their hiring and promotion, and when giving annual performance grants. This encourages the recipient employees to act as owners of the business and focus on long term performance by aligning their interests with stockholders. Stock options and RSUs only benefit the recipient if the stock price increases, which also benefits shareholders. In 2010, the Option Grant Committee was given the authority to grant up to 300,000 shares through stock options or RSU awards to non-executive employees. In 2010, the Option Grant Committee awarded 222,500 stock options and 45,000 RSUs. Grants made by the Option Grant Committee to non-executive employees are effective on the third day after the release of our next quarterly or annual earnings, and the exercise price of each grant is the closing price of our common stock as of the effective date. If the stock market is closed on the third day after the release of our next quarterly or annual earnings release, the grant date, vesting commencement date and option price are all established on the next business day when the market is open.

Our Policies in Connection with Waiving or Modifying Performance Goals

We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the executive’s meeting his or her individual performance goals, and our achievement of revised, measurable financial goals such as revenue or earnings.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes us from deducting certain forms of non-performance-based compensation in excess of $1.0 million to named executive officers. To date, we have not exceeded the $1.0 million limit for any executive, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Our Rationale for Selecting a Particular Event to Trigger Payment Under a Post-Termination and/or Change of Control Agreement

Other than as set forth below with respect to Mr. Clyde, Mr. Slansky, Mr. Weatherhead, and Mr. Lott, the only payments or benefits that could currently be made to our executive officers as a result of any termination of employment exist as rights under our 2004 Stock Incentive Plan, as amended.

The 2004 Stock Incentive Plan, and the option agreements of our executives provide that, in case of a change of control of Digirad, all options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control all stock options then outstanding, either assumed or replaced, shall become fully vested at the time of termination. With respect to Mr. Clyde’s employment agreement, should Mr. Clyde still be employed on the one-year anniversary date of a change of control, his stock options then outstanding, either assumed or replaced, shall become fully vested on said anniversary date. We have adopted defined trigger events for such compensation upon a termination following, or as a result of a change of control to provide incentives for our executives to work for, instead of against, changes of control of Digirad that align with our stockholders’ interests, and to assure them of severance benefits in such circumstances that are comparable to those offered by similar companies in our industry and our geographic location.

Under Mr. Clyde’s employment agreement, he is entitled to receive certain severance benefits upon the termination of his employment by us without cause. Under Mr. Slansky’s employment agreement, he is entitled to receive certain severance benefits upon the termination of his employment by us without cause or upon his resignation with good reason. We selected termination without cause as the triggering event and termination without cause and resignation with good reason as the triggering events for providing Mr. Clyde and Mr. Slansky, respectively, with a level of severance benefits in line with those granted by some comparable companies in our industry to attract them to employment with our Company. The severance benefits to which both Messrs. Clyde and Slansky may be entitled to receive are further described below in the section entitled “Potential Payments Upon Termination or Change of Control.”

On December 31, 2010, the Company entered into severance agreements with Messrs. Lott and Weatherhead. Under these agreements, in the event their employment with the Company is terminated without cause, each would receive a severance payment in amount equal to six months of their respective base salaries.

The Level of Salary and Bonus in Proportion to Total Compensation

Because of the congruence of interests by our executives and our stockholders in sustained, long-term growth of the value of our stock, we seek to keep cash compensation in line with market conditions and, if justified by our financial performance, place emphasis on the use of stock options as a means of obtaining significantly better than average compensation.

Other Compensation

We intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. The benefits currently available to the executive officers are also available to our other employees. At times, we pay the relocation, housing or commuting costs of our employees, including our executive officers.

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2010 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by us during 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)		Total ($)
Todd P. Clyde	2010	328,104	297,750	45,708	12,563	1,000		685,125
President and Chief Executive Officer (1), (5)	2009	301,153	—	44,533	115,479	1,000		462,165
	2008	285,238	—	207,546	15,000	1,500		509,284

Richard B Slansky	2010	248,296	170,450	28,568	6,375	1,000		454,689
Chief Financial Officer	2009	201,634	—	113,198	50,813	1,000		366,645

Randy L. Weatherhead	2010	195,327	98,100	22,854	32,841	1,000		350,122
Senior Vice President, Sales & Marketing (1), (6)	2009	225,865	—	36,266	73,658	1,000		336,789
	2008	234,106	—	24,271	92,250	1,500		352,127

Virgil J. Lott	2010	214,415	179,800	45,708	5,500	1,000		446,423
Senior Vice President of Operations (7)	2009	209,181	—	14,933	28,383	6,077	(8)	258,574

Richard Conwell	2010	194,923	79,400	17,141	43,840	1,000		336,304
Senior Vice President of Technology (9)

(1)	A discretionary bonus, approved by our Board of Directors, was earned in 2007 and paid in 2008.
(2)	Represents full grant date fair value for 2010, 2009 or 2008 of restricted stock awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 9, 2011.
(3)

Represents full fair value at grant date for 2010, 2009 or 2008 of options to purchase Digirad common stock granted to our named executive officers, computed in accordance with FASB ASC Topic 718, Stock

Compensation. The full grant date fair value of an option award is the maximum value that may be received over the vesting period if all vesting conditions are satisfied. Thus, there is no assurance that the value, if any, eventually received by our executive officers will correspond to the amount shown. For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 9, 2011.

(4)	Amounts shown for 2008, 2009 and 2010 include matching contributions to the officers’ 401(k) retirement plans.
(5)	Mr. Clyde was appointed President and Chief Executive Officer and member of the Board of Directors on October 20, 2008, and resigned as Chief Financial Officer effective March 9, 2009.
(6)	During fiscal 2010, Mr. Weatherhead’s bonus compensation was comprised of an amount under the 2010 executive bonus plan, as well as incentive payments based on certain additional performance measures as specified in the section “Annual Incentive Bonus—Fiscal 2010.”
(7)	Mr. Lott was promoted to Senior Vice President of Operations in October 2009.
(8)	Amounts shown include $5,077 of car allowance.
(9)	Mr. Conwell became one of the five most highly compensated executive officers commencing in 2010, with the departure of another executive officer.

Grants of Plan-Based Awards

The following table presents information concerning grants to each of the named executive officers during 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd P. Clyde	2/16/2010	—	—	—	—	—	—	75,000	40,000	1.87	185,958
	12/31/2010	—	—	—	—	—	—	75,000	—	2.10	157,500
	N/A	—	201,000	—	—	—	—	—	—	—	—

Richard Slansky	2/16/2010	—	—	—	—	—	—	35,000	25,000	1.87	94,018
	12/31/2010	—	—	—	—	—	—	50,000	—	2.10	105,000
	N/A	—	102,000	—	—	—	—	—	—	—	—

Randy Weatherhead	2/16/2010	—	—	—	—	—	—	30,000	20,000	1.87	78,954
	12/31/2010	—	—	—	—	—	—	20,000	—	2.10	42,000
	N/A	—	130,000	—	—	—	—	—	—	—	—

Virgil Lott	2/16/2010	—	—	—	—	—	—	40,000	40,000	1.87	120,508
	12/31/2010	—	—	—	—	—	—	50,000	—	2.10	105,000
	N/A	—	88,000	—	—	—	—	—	—	—	—

Richard Conwell	2/16/2010	—	—	—	—	—	—	20,000	15,000	1.87	54,541
	12/31/2010	—	—	—	—	—	—	20,000	—	2.10	42,000
	N/A	—	105,000	—	—	—	—	—	—	—	—

(1)	The amounts in these columns list the threshold, target and maximum payout under our incentive program for 2010. As described in the Compensation Discussion and Analysis, cash bonuses for 2010 under this program were dependent on the achievement of both specified corporate-wide financial objectives and specified individual objectives for each named executive officer. Bonuses under the terms of the 2010 executive bonus plan for each named executive officer, other than Mr. Weatherhead, is based 50% on achieving operating profit targets and 50% based on achieving cash flow targets. For Mr. Weatherhead, 15% of his target bonus is based 50% on operating profit targets and 50% on achieve cash flow targets and the remaining 85% of his target bonus is commission-oriented, based on the Company’s camera sales margin.
(2)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed in accordance with FASB ASC Topic 718, Stock Compensation. The full grant date fair value of an option award is the maximum value that may be received over the vesting period if all vesting conditions are satisfied. Thus, there is no assurance that the value, if any, eventually received by our executive officers will correspond to the amount shown.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2010, including the value of the stock awards.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Todd P. Clyde	8,333	31,667	(1)	—	1.87	2/16/2017	131,250	275,625
	67,857	—		—	0.49	11/5/2012	—	—
	162,497	137,503	(1)	—	0.83	10/30/2018	—	—
	49,285	20,298	(2)	—	1.21	7/9/2016	—	—

Richard B. Slansky	5,208	19,792	(1)	—	1.87	2/16/2017	76,250	160,125
	98,430	126,570	(1)	—	0.86	3/9/2019	—	—

Randy L. Weatherhead	4,166	15,834	(1)	—	1.87	2/16/2017	42,500	89,250
	40,135	16,531	(2)	—	1.21	7/9/2016	—	—
	10,416	9,584	(1)	—	0.70	11/11/2018	—	—

Virgil J. Lott	8,333	31,667	(1)	—	1.87	2/16/2017	80,000	168,000
	16,525	6,808	(2)	—	1.21	7/9/2016	—	—
	10,416	9,584	(1)	—	0.70	11/11/2018	—	—

Richard L. Conwell	59,138	—		—	0.49	9/30/2012	35,000	73,500
	22	—		—	700.00	1/26/2011	—	—
	3,124	11,876	(1)	—	1.87	2/16/2017	—	—
	10,416	9,584	(1)	—	0.70	11/11/2018	—	—
	24,808	10,221	(2)	—	1.21	7/9/2016	—	—

(1)	1/48th of the total number of shares subject to the option vest monthly.
(2)	1/24th of the total number of shares subject to the option vest monthly.
(3)	The market value of the equity incentive plan awards represents the product of the closing price of the Company’s stock as of December 31, 2010, which was $2.10, and the number of shares underlying each such award.

Option Exercises and Stock Vested at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2010, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Name	Option Exercises and Stock Vested in Fiscal 2010
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Todd P. Clyde	—	—	18,750	38,375
Richard B. Slansky	—	—	8,750	17,908
Randy L. Weatherhead	—	—	7,500	15,350
Virgil J. Lott	—	—	10,000	20,467
Richard L. Conwell	—	—	5,000	10,233

There were no options exercised by our named executive officers during the fiscal year ended December 31, 2010.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change of Control

In connection with Mr. Clyde’s appointment as our President and Chief Executive Officer on October 20, 2008, we entered into an employment agreement with him that provides for certain compensation and severance benefits. The employment agreement was amended effective December 31, 2010. Pursuant to the employment agreement and as amended, Mr. Clyde was entitled to a base salary of $335,000 per year. Mr. Clyde is eligible to receive an annual performance bonus of a specified percentage of his base salary, which for the 2010 calendar year only, has a target value of at least 60% of his base salary. If we terminate Mr. Clyde’s employment agreement without cause (as defined in such agreement), and Mr. Clyde timely enters into and does not revoke a separation and release agreement with us, Mr. Clyde will be entitled to receive the following severance benefits:

•

Company-paid COBRA coverage for Mr. Clyde (and his eligible dependents) through the earlier of (a) the date 18 months following his date of termination of employment, or (b) the date upon which Mr. Clyde and his eligible dependents become covered under another health plan; and,

•

Severance payments in an amount equal to the higher of (i) his then current annual base salary for an additional 18 months or (ii) $502,500, with the severance amounts to be payable over the 18 months following such termination of employment, in accordance with our general payroll practices.

Assuming that Mr. Clyde’s employment was terminated without cause as of December 31, 2010, he would have been entitled to receive the following payouts as severance: (i) continuing severance payments of base pay, totaling $502,500; and (ii) up to 18 months of Company-paid COBRA coverage for Mr. Clyde and his dependents, estimated to have a value of $23,000.

Additionally, we entered into an employment agreement on February 7, 2009 with Mr. Slansky, who joined us in March 2009 as our Chief Financial Officer. Mr. Slansky’s employment agreement was also amended effective December 31, 2010. Pursuant to the employment agreement and as amended, Mr. Slansky is entitled to a base salary of $255,000 per year. Mr. Slansky is eligible to receive an annual performance bonus of a specified percentage of his base salary, which for the 2010 calendar year only had a target value of at least 40% of his base salary. If we terminate Mr. Slansky’s employment agreement without cause (as defined in such agreement) or if Mr. Slansky resigns for good reason (as defined in such agreement), and Mr. Slansky timely enters into and does not revoke a separation and release agreement with us, Mr. Slansky will be entitled to receive the following severance benefits:

•

Company-paid COBRA coverage for Mr. Slansky (and his eligible dependents) through the earlier of (a) the date 12 months following his date of termination of employment, or (b) the date upon which Mr. Slansky and his eligible dependents become covered under another health plan; and

•

Severance payments in an amount equal to the higher of (i) his then current annual base salary for an additional 12 months or (ii) $255,000, with the severance amounts to be payable over the 12 months following such termination of employment, in accordance with our general payroll practices.

Assuming that Mr. Slansky’s employment was terminated without cause or he resigned with good reason as of December 31, 2010, he would have been entitled to receive the following payouts as severance: (i) continuing severance payments of base pay, the higher of $255,000 or 12 months of base salary totaling $255,000; and (ii) 12 months of Company-paid COBRA coverage for Mr. Slansky and his dependents, estimated to have a value of $13,000.

On December 31, 2010, the Company entered into severance agreements with the named executive officers Virgil Lott and Randy Weatherhead. Under these agreements, in the event their employment with the Company is terminated without cause, each would receive a severance payment in amount equal to 6 months of their respective base salaries.

Assuming that Mr. Lott’s employment was terminated without cause or he resigned with good reason as of December 31, 2010, he would have been entitled to receive $110,000.

Assuming that Mr. Weatherhead’s employment was terminated without cause or he resigned with good reason as of December 31, 2010, he would have been entitled to receive $100,000.

We have no written employment or severance agreements with any other named executive officer.

The stock option agreements of our named executive officers provide that, in case of a change of control of Digirad, all options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control all stock options then outstanding, either assumed or replaced, shall become fully vested at the time of termination. With respect to Mr. Clyde’s employment agreement, should Mr. Clyde still be employed on the one-year anniversary date of a change of control, his stock options then outstanding, either assumed or replaced, shall become fully vested on said anniversary date. As of December 31, 2010, the value of the stock options of our named executive officers that would accelerate upon (i) termination without cause within twelve (12) months of a change of control in which options are assumed or replaced by the successor entity, or (ii) a change of control in which the outstanding stock options are neither assumed or replaced by the successor entity, based on the difference between the closing price on the last trading day of the year of $2.10 per share and the exercise price of the respective options was as follows:

Name	Option Value as of December 31, 2010	Stock Award Value as of December 31, 2010
Todd P. Clyde	$1,002,624	$275,625
Richard B. Slansky	525,000	160,125
Randy L. Weatherhead	202,999	89,250
Virgil J. Lott	174,999	168,000
Richard Conwell	271,297	73,500

Non-Employee Director Compensation Table

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2010.

Name	Fees Paid in Cash ($)	Stock Awards $ (1)		Option Awards $ (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. King Nelson	63,375	39,960	(5)	—	(2)	—	—	—	103,335
Gerhard F. Burbach	35,664	39,960	(5)	—	(3)	—	—	—	75,624
Kenneth E. Olson	48,750	39,960	(5)	—	(4)	—	—	—	88,710
Lloyd Malchow	11,125	—		—		—	—	—	11,125
John Sayward	53,625	39,960	(6)	—		—	—	—	93,585
Steven C. Mendell	43,939	39,960	(7)	—		—	—	—	83,899

(1)	Represents full grant date fair value of 18,000 restricted stock units awarded to each non-employee director in the year ended December 31, 2010, computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 9, 2011.
(2)	R. King Nelson has outstanding options to purchase an aggregate of 41,436 shares as of December 31, 2010, through various option awards granted prior to 2010.
(3)	Gerhard Burbach has outstanding options to purchase an aggregate of 260,000 shares as of December 31, 2010, through various option awards granted prior to 2010.
(4)	Kenneth E. Olson has outstanding options to purchase an aggregate of 90,521 shares as of December 31, 2010, through various option awards granted prior to 2010.
(5)	53,260 restricted stock units are vested as of December 31, 2010 through various RSU awards granted from 2008 through 2010.
(6)	68,020 restricted stock units are vested as of December 31, 2010 through various RSU awards granted from 2008 through 2010.
(7)	38,500 restricted stock units are vested as of December 31, 2010 through various RSU awards granted from 2008 through 2010.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2010 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2010 for filing with the SEC.

The foregoing report has been furnished by the Compensation Committee.

COMPENSATION COMMITTEE

R. King Nelson, Chairman
Steven C. Mendell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Nelson and Mendell serve on the Compensation Committee of our Board of Directors. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

PROPOSAL 3: ADVISORY (NONBINDING) VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange act, we are asking our stockholders to provide advisory approval of the compensation of our executive officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 20. While this vote is advisory, and not binding on our Company, it will provide information to our management and the Compensation Committee of the Board of Directors regarding investor opinion about our executive compensation practices and policies, which the Committee will be able to consider when determining executive compensation for the remainder of 2011 and beyond. Following is a summary of some of the key points of our 2010 executive compensation program.

Our executive compensation is structured to align management’s interests with our stockholder’s interest in creating short and long-term value creation and pay for performance. In the course of setting 2010 executive compensation, the Compensation Committee set compensation after reviewing data and analyses regarding median market compensation, 2010 business expectations and aligned compensation, including variable and equity compensation to the achievement of the established short and long term goals of the business.

Our fiscal year 2010 executive compensation program was adjusted to reflect our expectations and experience in a difficult marketplace. Midway through the year, management and the Compensation Committee reassessed compensation in light of changes in the market, including the delay and final passage of the health care reform bills and its impact on delaying physician purchase decision-making, the ongoing economic recession, and realigned business performance expectations. After reassessment, each named executive’s compensation was reduced by 5% for the remainder of fiscal year 2010. This reduction was eliminated in 2011 because more certainty settled into the healthcare market, camera purchases and lease service sales increased, and we believe the economic recession is easing. Base salary and bonus potential amounts remain at original 2010 levels for 2011.

Restricted Stock Units (RSU’s) issued to named executive officers are tied to the twin goals of motivation and the continuity provided by executive retention. RSU’s granted to named executive officers vest ratably over a three-year period, providing management with motivation to achieve long-term strategic goals set jointly by the Board of Directors and Company management. RSU’s with an extended vesting schedule also provide recipients with an incentive to stay with the Company, providing the Company with improved stability and service through challenging business periods.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the holders of the Company’s common stock approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2011 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation tables and the related footnotes and narrative following the tables). However, as this is an advisory vote, the result will not be binding on our board of directors or the Company.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY (NONBINDING) APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL 4: TO RECOMMEND THE FREQUENCY OF STOCKHOLDER ADVISORY (NONBINDING) VOTE APPROVING EXECUTIVE COMPENSATION

In addition to the advisory approval of executive compensation, we are also seeking non-binding recommendation from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. Pursuant to Section 14A of the Exchange Act, we are providing our stockholders the option of selecting a frequency of one, two, or three years, or abstaining from voting on a recommendation. For the reasons explained below, we recommend that our stockholders select a frequency of an advisory vote every three years.

Our executive compensation is designed to incentivize the achievement of goals targeted to create long-term stock value and a vote every three years will allow stockholders to better judge executive compensation against long-term performance. One of the goals of the design of our executive compensation program is to align management with the interests of our stockholders in creating long-term value in our business. Accordingly, we grant equity compensation that vests over time and set variable compensation goals to achievements that build the business for the long-term. With this focus on long-term achievement, we recommend a vote every three years which would allow our executive compensation program to be evaluated over the same time frame in relation to long-term performance.

We will continue to communicate with stockholders about our executive compensation during the period between advisory votes. During the time between advisory votes, we will remain available and welcoming of stockholder input regarding governance and compensation matters. We believe that a three-year cycle of advisory votes is an appropriate frequency to allow our Board, management, and employees sufficient time to thoughtfully consider stockholder input and implement any changes to the compensation program that is deemed advisable based on Company performance and the input of stockholders in the interim period between votes. The time in between advisory votes will also allow the Company to focus on achieving strategic and financial goals that move the business forward and create value.

We therefore request that our stockholders recommend “Three Years” as the frequency of providing a nonbinding, advisory vote on executive compensation. Our Board of Directors Compensation Committee will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure). However, as this is an advisory vote, the result will not be binding on our board of directors or the Company.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF “THREE YEARS” AS THE FREQUENCY OF STOCKHOLDER ADVISORY (NONBINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the transactions described below, since January 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee. The transactions described below were subject to the prior review of the Audit Committee and approval of the Board of Directors. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related party transactions for potential conflicts of interest on an ongoing basis.

Employment

In February 2006, we hired Kelly Weatherhead, the wife of executive officer Randy Weatherhead, as a Product Sales Manager and Ms. Weatherhead has continued to serve us in such position through the date of this report. Ms. Weatherhead’s total cash compensation, including commissions, during 2010 was $147,156.

Issuance of Options

During the fiscal year ended December 31, 2010, we granted stock options to purchase an aggregate of 140,000 shares of our common stock to our executive officers, as further detailed in the Summary Compensation Table, at an average weighted exercise price of $1.87 per share.

From January 1, 2011 through the record date of March 8, 2011, we have not granted any stock options to our executive officers.

Issuance of Restricted Stock Units

During the fiscal year ended December 31, 2010, we granted restricted stock units to purchase an aggregate of 505,000 shares of our common stock to our current non-employee directors and executive officers, valued at an aggregate $1,025,300 on the date of grant, as set forth in more detail in the Non-Employee Director Compensation Table.

From January 1, 2011 through the record date, March 8, 2011, we have not granted any restricted stock units to our current executive officers.

Other Transactions

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law and may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2012 must be received by us no later than December 2, 2011, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Restated Bylaws, a stockholder who wishes to make a proposal at the Annual Meeting of Stockholders to be held in 2012 without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than December 2, 2011 unless the date of the Annual Meeting of Stockholders held in 2012 is more than 30 days before or after the one-year anniversary of the Annual Meeting of the Stockholders held in 2011. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2010 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2010 will be mailed to stockholders of record as of March 8, 2010. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K, will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Digirad at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Digirad Corporation, 13950 Stowe Drive, Poway, California 92064, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Digirad stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Digirad Corporation, Investor Relations; 13950 Stowe Drive, Poway, California 92064 or contact Digirad at (800) 947-6134. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope or to vote via other means that may be available to you on your Proxy Card.

By Order of the Board of Directors,

/S/ R. KING NELSON
R. King Nelson
Chairman of the Board

Dated: March 31, 2011

PROXY CARD

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, CA 92064

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd P. Clyde and Richard B. Slansky as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Digirad Corporation held of record by the undersigned on March 8, 2011, at the Annual Meeting of Stockholders to be held at the corporate offices of Digirad Corporation located at 13950 Stowe Drive, Poway, California, on May 5, 2011, at 11:00 a.m. or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

DIGIRAD CORPORATION

May 5, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://drad.client.shareholder.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

“FOR” PROPOSALS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE

FOR 3 YEARS OF PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect six directors for a one-year term to expire at the 2012 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

☐        FOR ALL NOMINEES

☐        WITHHOLD AUTHORITY FOR ALL NOMINEES

☐        FOR ALL EXCEPT

            (See instructions below)

NOMINEES:

¡ Gerhard F. Burbach

¡ Todd P. Clyde

¡ Steven C. Mendell

¡ R. King Nelson

¡ Kenneth E. Olson

¡ John W. Sayward

INSTRUCTIONS:    To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ●

2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐  FOR                 ☐  AGAINST                ☐  ABSTAIN

3. The approval, by nonbinding vote, of executive compensation.

☐  FOR                 ☐  AGAINST                ☐  ABSTAIN

4. To recommend, by nonbinding vote, the frequency of shareholder approval of executive compensation.

☐  1 YEAR                ☐  2 YEARS                ☐  3 YEARS                ☐  ABSTAIN

5. To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.